Exhibit 99.1

NXSTAGE REPORTS RECORD FOURTH QUARTER AND FULL-YEAR 2011 FINANCIAL RESULTS; REVENUE GROWTH EXCEEDS COMPANY GUIDANCE

Highlights:

•	Full-Year Revenue Increases to $217.3 Million, 21% Annual Growth

•	Full-Year Home Revenue Increases to $108.5 Million, 27% Annual Growth

•	Full- Year Gross Margin Improves to 36%, up from 32% for 2010

•	Q4’11 Revenue Increases to a Record $57.0 Million, up 15% from Q4’10

•	Company Applauds Favorable Coverage Decision Supporting More Frequent Home Hemodialysis by UnitedHealthcare

LAWRENCE, Mass., February 29, 2012 — NxStage® Medical, Inc. (Nasdaq: NXTM), a leading manufacturer of innovative dialysis products, today reported record financial results for the three and twelve months ended December 31, 2011, that includes revenue above the top end of its guidance range.

Revenue for the full-year 2011 increased 21 percent to $217.3 million, compared with revenue of $179.2 million for the full-year 2010. Revenue for the fourth quarter of 2011 increased 15 percent to a record $57.0 million compared with revenue of $49.8 million for the fourth quarter of 2010. The increase in both periods was led by the Company’s solid performance in the Home market as a result of growing adoption of more frequent home hemodialysis with the NxStage System One™.

Home delivered 27 percent annual growth, with revenue increasing to $108.5 million for the full-year 2011 compared with revenue of $85.8 million for the full-year 2010. Home revenue increased to $28.2 million in the fourth quarter of 2011 compared with revenue of $23.6 million in the fourth quarter of 2010, representing a 20 percent increase.

“Home revenue continued to show strength both on an annual and sequential basis,” stated Jeffrey H. Burbank, Chief Executive Officer of NxStage Medical, Inc. “The majority of Home’s sequential revenue growth in Q4 was driven by our performance in the U.S. which was in-line with normal seasonality and slightly better than our guidance.”

Critical Care delivered 25 percent annual growth, with revenue increasing to $35.0 million for the full-year 2011 compared with revenue of $28.1 million for the full-year 2010. Revenue in Critical Care increased to $9.8 million in the fourth quarter of 2011, compared with revenue of $8.6 million in the fourth quarter of 2010, representing a 14 percent increase.

The Company’s in-center business, Medisystems, delivered 13 percent annual growth with revenue increasing to $73.8 million for the full-year 2011, compared with revenue of $65.4 million for the full-year 2010. Fourth quarter revenue was $19.0 million, compared with $17.6 million in the fourth quarter of 2010.

“NxStage delivered another year of solid growth in 2011. This performance is clear evidence of the strategic progress we continue to make across our business. We achieved both our financial and business objectives and advanced our mission to improve the lives of patients with ESRD,” stated Burbank.

Burbank continued, “Entering 2012, I believe that we have good underlying market fundamentals, a strong balance sheet, a solid operating model, as well as the deepest product pipeline in our Company’s history. We see significant opportunities to advance our long term growth strategy and remain confident in our ability to deliver continued improvement and meaningful growth.”

In commenting on UnitedHealthcare’s recent policy update in support of reimbursement for more frequent home hemodialysis Burbank stated, “We applaud UnitedHealthcare for their leadership in providing greater access to the life changing benefits possible with our therapy. This is an exciting and important step forward in our efforts to make reimbursement simple, predictable and appropriate across all payers, including Medicare.”

NxStage reported a net loss of $21.4 million or ($0.39) per share for the full-year 2011 compared with a net loss of $31.7 million or ($0.66) per share for the full-year 2010. The Company reported a net loss of $4.6 million or ($0.08) per share for the fourth quarter of 2011 compared with a net loss of $6.3 million or ($0.13) per share for the fourth quarter of 2010.

For the full-year 2011, the Company reported Adjusted EBITDA, adjusted for stock-based compensation, deferred revenue recognized, manufacturing transition costs and other non-cash expenses, of $7.3 million, compared with $0.5 million for the full-year 2010. For the fourth quarter of 2011, Adjusted EBITDA was $2.0 million compared with $1.5 million in the fourth quarter of 2010. (See the exhibits for a reconciliation of this non-GAAP measure.)

Guidance:

For the first quarter of 2012, the Company is forecasting revenue to be between $56.0 million and $57.0 million, a net loss in the range of $5.0 to $6.0 million or ($0.09) to ($0.11) per share, and Adjusted EBITDA in the range of $1.0 to $2.0 million.

For the full fiscal year 2012, the Company is forecasting revenue to be between $240 million and $245 million, a net loss in the range of $14.0 to $18.0 million or ($0.25) to ($0.32) per share, and Adjusted EBITDA in the range of $8.0 million to $12.0 million. The Company expects to achieve consolidated gross margins of between 39 percent to 43 percent in the fourth quarter of 2012.

This release contains a non-GAAP financial measure; a reconciliation of the Company’s non-GAAP financial measure to its most comparable GAAP financial measure is in the exhibits to this press release.

Conference Call:

NxStage will also host a conference call today, Wednesday, February 29, 2012, at 9:00 a.m. Eastern Time to discuss its fourth quarter and year-end 2011 financial results. To listen to the conference call, please dial 877-392-9886 (domestic) or 707-287-9329 (international). The call will also be webcast LIVE and can be accessed via the investor relations section of the Company’s website at www.nxstage.com.

A replay of the conference call will be available 2 hours after the completion of the call through March 14, 2012. To access the replay, dial 855- 859-2056 (domestic) or 404- 537-3406 (international) and reference conference ID 45478602. An online archive of the conference call can be accessed via the investor relations section of the Company’s website at www.nxstage.com.

About NxStage

NxStage Medical, Inc. (Nasdaq: NXTM) is a medical device company, headquartered in Lawrence, Massachusetts, USA, that develops, manufactures and markets innovative products for the treatment of ESRD and acute kidney failure. For more information on NxStage and its products, please visit the company’s website at www.nxstage.com.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. Examples of these forward-looking statements include statements as to the anticipated demand for the Company’s products, anticipated operating results, including revenues, loss, gross margin and Adjusted EBITDA numbers, and other expectations as to future operating results. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond NxStage’s control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance or achievements, including market acceptance and demand for NxStage’s products, growth in home and/or daily hemodialysis, unanticipated difficulties in achieving operational efficiencies and cost reductions, changes in reimbursement for home and daily hemodialysis, changes in the regulatory environment, changes in the historical purchasing patterns and preferences of our customers, including DaVita Inc. and Fresenius, and certain other factors that may affect future operating results and which are detailed in NxStage’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the period ended September 30, 2011.

In addition, the statements in this press release represent NxStage’s expectations and beliefs as of the date of this press release. NxStage anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while NxStage may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, whether as a result of new information, future events, or otherwise. These forward-looking statements should not be relied upon as representing NxStage’s expectations or beliefs as of any date subsequent to the date of this press release.

Contact:

Kristen K. Sheppard, Esq.

VP, Investor Relations ksheppard@nxstage.com

Non-GAAP Financial Measure

The Company discloses a certain non-GAAP financial measure to supplement the Company’s consolidated financial statements presented on a GAAP basis. This non-GAAP measure is not in accordance with, or an alternative for, generally accepted accounting principles in the United States and may be different from similar non-GAAP financial measures used by other companies. The non-GAAP financial measure disclosed by the Company is not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. Management uses Adjusted EBITDA (EBITDA adjusted for stock based-compensation, deferred revenue recognized, manufacturing transition costs and other non-cash expenses) to understand operational cash usage. The Company believes the non-GAAP financial measure provides useful and supplementary information allowing investors greater transparency to one measure used by management. The non-GAAP financial measure is meant to supplement, and to be viewed in conjunction with, GAAP financial measures. The non-GAAP financial measure is reconciled to the most comparable GAAP financial measure below.

NxStage Medical, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Revenues	$57,021	$49,769	$217,256	$179,218
Cost of revenues	35,851	32,177	139,648	121,091

Gross profit	21,170	17,592	77,608	58,127

Operating expenses:
Selling and marketing	9,525	9,132	37,550	34,166
Research and development	3,743	3,531	14,437	12,900
Distribution	4,618	3,920	17,916	14,751
General and administrative	6,456	6,170	23,206	22,774

Total operating expenses	24,342	22,753	93,109	84,591

Loss from operations	(3,172)	(5,161)	(15,501)	(26,464)

Other expense:
Interest income	4	3	4	3
Interest expense	(1,201)	(1,165)	(4,714)	(4,597)
Other income (expense), net	50	242	(292)	114

	(1,147)	(920)	(5,002)	(4,480)

Net loss before income taxes	(4,319)	(6,081)	(20,503)	(30,944)

Provision for income taxes	245	212	899	768

Net loss	$(4,564)	$(6,293)	$(21,402)	$(31,712)

Net loss per share, basic and diluted	$(0.08)	$(0.13)	$(0.39)	$(0.66)

Weighted-average shares outstanding, basic and diluted	54,997	50,233	54,217	48,188

NxStage Medical, Inc.

Consolidated Balance Sheets

(in thousands, except share data)

(unaudited)

	December 31,	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$102,909	$104,339
Accounts receivable, net	15,808	14,107
Inventory	32,775	34,950
Prepaid expenses and other current assets	2,777	2,084

Total current assets	154,269	155,480

Property and equipment, net	17,599	8,290
Field equipment, net	12,182	13,660
Deferred cost of revenues	41,132	40,081
Intangible assets, net	22,615	25,412
Goodwill	42,698	42,698
Other assets	1,213	473

Total assets	$291,708	$286,094

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,634	$16,811
Accrued expenses	15,165	19,537
Current portion of long-term debt	—	43

Total current liabilities	30,799	36,391

Deferred revenues	57,014	55,366
Long-term debt	43,235	40,454
Other long-term liabilities	9,474	1,754

Total liabilities	140,522	133,965

Commitments and contingencies
Stockholders’ equity:

Undesignated preferred stock: par value $0.001, 5,000,000 shares authorized; no shares issued and outstanding as of December 31, 2011 and 2010	—	—
Common stock: par value $0.001, 100,000,000 shares authorized; 56,167,090 and 54,043,317 shares issued as of December 31, 2011 and 2010, respectively	56	53
Additional paid-in capital	489,542	465,642
Accumulated deficit	(329,828)	(308,426)
Accumulated other comprehensive income	(68)	85
Treasury stock, at cost: 480,923 and 325,104 shares as of December 31, 2011 and 2010, respectively	(8,516)	(5,225)

Total stockholders’ equity	151,186	152,129

Total liabilities and stockholders’ equity	$291,708	$286,094

NxStage Medical, Inc.

Cash Flows from Operating Activities

(in thousands)

(unaudited)

	Twelve Months Ended
	December 31,
	2011	2010
Cash flows from operating activities:
Net loss	$(21,402)	$(31,712)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	23,087	22,379
Stock-based compensation	13,093	15,351
Other	3,064	2,319
Changes in operating assets and liabilities:
Accounts receivable	(1,773)	235
Inventory	(16,371)	(28,744)
Prepaid expenses and other assets	(1,491)	(877)
Accounts payable	(1,047)	(2,781)
Accrued expenses and other liabilities	(324)	10,065
Deferred revenues	1,648	16,876

Net cash (used in) provided by operating activities	$(1,516)	$3,111

NxStage Medical, Inc.

Revenues by Segment

(in thousands)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

System One segment
Home	$28,213	$23,558	$108,489	$85,762
Critical Care	9,792	8,565	34,991	28,093

Total System One segment	38,005	32,123	143,480	113,855
In-Center segment	19,016	17,646	73,776	65,363

Total	$57,021	$49,769	$217,256	$179,218

NxStage Medical, Inc.

Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Net loss	$(4.6)	$(6.3)	$(21.4)	$(31.7)
Less: Depreciation, amortization, interest, and taxes	7.1	6.7	29.0	27.7
Less: Adjusting items*	(0.5)	1.1	(0.3)	4.5

Adjusted EBITDA	$2.0	$1.5	$7.3	$0.5

*	Adjusting items include stock-based compensation, deferred revenue recognized, manufacturing transition costs and other non-cash expenses

NxStage Medical, Inc.

Non-GAAP Financial Guidance

(in millions)

(unaudited)

	Three Months Ended		Twelve Months Ended
	March 31, 2012		December 31, 2012
	High Estimate	Low Estimate	High Estimate	Low Estimate

Net loss	$(5.0)	$(6.0)	$(14.0)	$(18.0)
Less: Depreciation, amortization, interest, and taxes	7.4	7.4	30.7	30.7
Less: Adjusting items*	(0.4)	(0.4)	(4.7)	(4.7)

Adjusted EBITDA	$2.0	$1.0	$12.0	$8.0

*	Adjusting items include stock-based compensation, deferred revenue recognized, manufacturing transition costs and other non-cash expenses